As filed with the Securities and Exchange Commission on June 17, 1998
                                                     Registration No. 33-59662


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                         POST-EFFECTIVE AMENDMENT NO.1

                                      TO

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                  BEC ENERGY

            (Exact name of Registrant as specified in its charter)

          MASSACHUSETTS                                           04-6830187
-------------------------------                              -------------------
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

           800 Boylston Street, Boston, Massachusetts           02199
       --------------------------------------------------  --------------
            (Address of principal executive offices)         (Zip Code)
       Registrant's telephone number, including area code  (617) 424-2000

                             Theodora S. Convisser
                                  BEC Energy
                              800 Boylston Street
                         Boston, Massachusetts  02199
                                (617) 424-2000

           ---------------------------------------------------------
           (Name, address and telephone number of agent for service)
                             --------------------

                 Please send copies of all communications to:

                              David A. Fine, Esq.
                                 Ropes & Gray
                            One International Place
                          Boston, Massachusetts 02110



_________________________________

Pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities and Exchange Commission "No-action" Letter obtained by Boston Edison Company on February 24, 1997, BEC Energy, a Massachusetts business trust, as successor issuer to Boston Edison Company, a Massachusetts corporation, hereby adopts this registration statement, as amended, for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended. See "Description of the Transaction" herein.

                        Description of the Transaction
                        ------------------------------

     This Amendment is being filed in connection with a corporate restructuring of Boston Edison Company, a Massachusetts corporation ("Boston Edison"). The objective of such restructuring is to have Boston Edison become a separate, wholly-owned subsidiary of BEC Energy ("BEC Energy" or "Registrant"), a Massachusetts business trust, the new parent holding company, with the present holders of the common stock of Boston Edison becoming holders of the common shares of BEC Energy.

     On May 15, 1997, the shareholders of Boston Edison at their annual meeting approved the Agreement and Plan of Merger dated March 25, 1997 (the "Merger Agreement"). Pursuant to the Merger Agreement, Boston Edison became a subsidiary of BEC Energy through the merger of a newly formed subsidiary of BEC Energy, Boston Edison Mergeco Electric Company, Inc. ("Mergeco"), into Boston Edison (the "Merger"). The Merger was effected by the filing by Boston Edison and Mergeco of Articles of Merger with the Secretary of State of Massachusetts on May 20, 1998 (the "Articles of Merger"), whereupon the holders of Boston Edison Common Stock became the holders of the Common Shares of BEC Energy and BEC Energy became the sole holder of Boston Edison Common Stock. Accordingly, all shares of Common Stock offered under the Boston Edison Negotiated Savings Plan for Office, Technical & Professional Employees (the "Savings Plan") will be Common Shares of BEC Energy, not shares of Boston Edison Common Stock.

     Pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the "Securities Act"), BEC Energy, as successor issuer to Boston Edison under the Merger Agreement and Article of Merger, hereby expressly adopts, as of June 17, 1998, Boston Edison's Registration Statement on Form S-8 (Registration No. 33-59662), which Registration Statement is applicable to shares of Common Shares of BEC Energy issuable under the Savings Plan, as the Registration Statement of BEC Energy for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                                    PART II

                            INFORMATION REQUIRED IN
                          THE REGISTRATION STATEMENT

Item 3.   Incorporation of documents by reference.

     (a) BEC Energy: The following documents, which have heretofore been filed by the Registrant (formerly known as Boston Edison Holdings) with the Securities and Exchange Commission pursuant to the Exchange Act (File No. 1-14768), are incorporated by reference herein and shall be deemed to be a part hereof:

     (i)  Form S-4 filed March 17, 1997 (File No. 333-23439).

     (ii) Description of Common Shares included in the Registration Statement on Form S-4 filed under the Securities Act, including any amendment or report filed for the purpose of updating such description.

     (b) Boston Edison: The following documents, which have heretofore been filed by Boston Edison with the Securities and Exchange Commission pursuant to the Exchange Act (File No.1-2301), are incorporated by reference herein and shall be deemed to be a part hereof:

     (i)   Annual Report on Form 10-K for the fiscal year ended December 31,
     1997.

     (ii) The latest annual report of the Boston Edison Negotiated Savings Plan for Office, Technical and Professional Employees for the fiscal year ended December 31, 1997, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

     (iii) All other reports filed by Boston Edison with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report listed in (b)(i) above.

     (iv) All documents subsequently filed by Boston Edison or the Savings Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicate that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

     Not applicable.

Item 5.   Interests of Named Experts and Counsel.

     Not applicable.

Item 6.   Indemnification of Directors and Officers.

     BEC Energy's Amended and Restated Declaration of Trust (the "Declaration Trust") provides that, to the extent legally permissible, each of BEC Energy's Trustees and officers shall be indemnified by BEC Energy's trust estate against any loss, liability or expense, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, imposed upon or reasonably incurred by such person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such person may be involved or with which such person may be threatened, while in office or thereafter, by reason of such person's being or having been such a Trustee or officer, except with respect to any matter as to which such person shall have been adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of BEC Energy; provided, however, that as to any matter disposed of by a compromise payment by such Trustee or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of BEC Energy, after notice that it involves such indemnification, (i) by a disinterested majority of the Trustees then in office, or (ii) by a majority of the disinterested Trustees then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such Trustee or officer appears to have acted in good faith in the reasonable belief that his or her action was in the best interests of BEC Energy, or (iii) by the vote, at a meeting duly called and held, of the holders of a majority of the shares outstanding and entitled to vote thereon, exclusive of any shares owned by any interested Trustee or officer.

     In discharging his or her duties, a Trustee or officer of BEC Energy, when acting in good faith, shall be fully protected in relying upon the books of account of BEC Energy or of another organization in which he or she serves as contemplated by the indemnification provisions of the Declaration of Trust, reports made to Boston Edison or to such other organization by any of its officers or employees or by counsel, accountants, appraisers or other experts or consultants selected with reasonable care by the Trustees or similar governing body of such other organization, or upon other records of the BEC Energy or of such other organization. The rights of indemnification provided in the Declaration of Trust shall not be exclusive of or affect any other rights to which any Trustee or officer may be entitled and such rights shall inure to the benefit of his or her successors, heirs, executors, administrators and other legal representatives. As used in this provision, the terms "Trustee" and "officer" include persons who serve at the request of BEC Energy as directors, officers, or trustees of another organization in which BEC Energy has any direct or indirect interest as a shareholder, creditor or otherwise.

     Expenses, including counsel fees, reasonably incurred by any Trustee or officer with respect to the defense or disposition of any action, suit or proceeding referred to in the indemnification provisions of the Declaration of Trust may be advanced by BEC Energy prior to the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the recipient to repay such amount unless it is ultimately determined that he or she is entitled to indemnification. Nothing contained in this provision shall affect any rights to indemnification to which BEC Energy personnel other than Trustees and officers may be entitled by contract or otherwise under law. No Trustee shall be obligated to give any bond or other security for the performance of any of his or her duties.

     BEC Energy maintains two-part policies of insurance covering Trustees' and officers' liability and reimbursement of BEC Energy for indemnification of a Trustee or officer. The policies covering Trustees' and officers' liability provide for payment on behalf of a Trustee or officer of any Loss (defined to include among other things damages, judgments, settlements, costs and expenses) arising from claims against such Trustee or officer by reason of any Wrongful Act (as defined therein) subject to certain exclusions.

Item 7.   Exemption from Registration Claimed.

     Not applicable.

Item 8.

     (a)  Exhibits:  See "Exhibit Index"

     (b) The registrant undertakes that it will submit or has submitted the Savings Plan or any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan under ERISA.

Item 9.   Undertakings.

     (a) The Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
    (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(l)(i) and
    (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act , each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The Registrant hereby undertakes that every prospectus that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              EXHIBIT INDEX
                              -------------

                                                                                                          Sequential
Exhibit Number              Description of Exhibit                                                        Page Number
4.1                   Negotiated Savings Plan for Office, Technical & Professional Employees                  --
                      (previously filed on March 17, 1993).

4.2                   BEC Energy Amended and Restated Declaration of Trust, dated March 25, 1997              --
                      (incorporated by reference to Exhibit B to the Proxy Statement/Prospectus in
                      Part I of Registration Statement on Form S-4 of BEC Energy (No. 333-23439)).

4.3                   By-laws of BEC Energy, dated March 25, 1997 (incorporated by reference to               --
                      Exhibit 99.3 to the Current Report on Form 8-K (No. 1-14768)).

15                    Coopers & Lybrand L.L.P.'s Letter Re Unaudited Interim Financial Information.            1

23                    Consent of Coopers & Lybrand L.L.P.                                                      2

24                    Power of Attorney.                                                                       3

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Form S-8 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the sixteenth day of June, 1998.

                  BEC ENERGY

                  BY:  /s/ James J. Judge
                  Senior Vice President

  Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement has been signed below by the following persons in the capacities stated below on the sixteenth day of June, 1998.



         *                       Chairman of the Board,
------------------------------   Chief Executive Officer,
THOMAS J. MAY                    President and Trustee


/s/ James J. Judge               Senior Vice President,
------------------               Treasurer and
JAMES J. JUDGE                   Chief Accounting Officer


/s/ Theodora S. Convisser        Clerk
-------------------------
THEODORA S. CONVISSER



           *                     Trustee
-------------------------
GARY L. COUNTRYMAN


           *                     Trustee
-------------------------
RICHARD J. EGAN

           *                     Trustee
-------------------------
NELSON S. GIFFORD



           *                     Trustee
-------------------------
MATINA S. HORNER



           *                     Trustee
-------------------------
SHERRY H. PENNEY


           *                     Trustee
-------------------------
STEPHEN J. SWEENEY

  * By:  /s/ James J. Judge
         -----------------------
         James J. Judge, as
         attorney-in-fact